EXHIBIT 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

President and Chief Executive Officer

CCF Holding Company

Leonard A. Moreland,

President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF Holding Company Expanded Earnings Information

For the Quarters Ended March 31, 2003 and March 31, 2002

Jonesboro, GA April 17, 2003:

	March 31, 2003	March 31, 2002
	(unaudited)	(unaudited)

Total Assets	$265,314,450	$252,801,235

CCF Net Income for the Quarter	$560,937	$364,294

Basic Earnings per Share for the Quarter	$0.38	$0.25 (a)

Net Interest Margin	4.29%	4.13%

Efficiency Ratio	69.64%	69.12%

Total Loans (end of period)	$202,464,615	$190,631,638

Non-Performing Loans (end of period)	$932,858	$406,931

Loan Loss Provision	$135,000	$386,250

Loan Loss Reserve (end of period)	$2,841,157	$2,178,516

Consolidated Equity (end of period)	$18,195,677	$16,048,156

(a)	Adjusted to reflect the effect of a 3 for 2 stock split paid to shareholders’ of record on December 4, 2002

CCF Holding Company, the holding company of Heritage Bank, announces earnings for the quarter ending March 31, 2003.

Total loans at March 31, 2003 were $202,464,615 as compared to $190,631,638 for the period ending March 31, 2002. This represents an increase of 6.2%. The net interest margin improved for the period ending March 31, 2003 to 4.29% as compared to 4.13% for the period ending March 31, 2002. The loan loss reserve balance at March 31, 2003 was $2,841,157 or 1.40% of loans outstanding. For the period ending March 31, 2002, the loan loss reserve was $2,178,516 or 1.14% of loans outstanding.

Non-performing loans totaled $932,858 at March 31, 2003, which equaled 0.46% of loans outstanding. The increase in non-performing loans was primarily due to the restructuring of two commercial loans during 2002.

Consolidated equity for CCF Holding Company was $18,195,677 at March 31, 2003 as compared to $16,048,156 for the period ending March 31, 2002. This is an increase of $2,147,521 or 13.38%.

CCF Holding Company is the parent company of Heritage Bank, a state chartered commercial bank serving in the southern market of greater Atlanta, Georgia. The bank has five full service offices. The Company’s stock is traded on the Nasdaq SmallCap market under the symbol “CCFH.” The information contained in this press release should be reviewed in conjunction with the Company’s 10-QSB filing when available on the EDGAR system.

###